Investor Update

Investor Update: July 28, 2015

This investor update provides JetBlue’s investor guidance for the third quarter ending September 30, 2015 and full year 2015.

Recent Announcements

JetBlue has recently announced service between the following city pairs:

City Pair	Frequency	Start Date
New York (JFK) - Antigua (ANU)	3x Weekly	November 5, 2015
Boston (BOS) - Barbados (BGI)	1x Weekly	November 7, 2015
Fort Lauderdale (FLL) - Mexico City (MEX)	1x Daily	October 1, 2015
Orlando (MCO) - Mexico City (MEX)	1x Daily	October 1, 2015
Baltimore (BWI) - Orlando (MCO)	1x Daily	November 12, 2015
Charleston (CHS) - Fort Lauderdale (FLL)	1x Daily	November 19, 2015
Fort Lauderdale (FLL) - Providenciales, Turks & Caicos (PLS)	1x Daily	November 19, 2015
Philadelphia (PHL) - Fort Lauderdale (FLL)	2x Daily	November 19, 2015
New York (JFK) - Daytona Beach (DAB)	1x Daily	January 7, 2016
Fort Lauderdale (FLL) - Quito, Ecuador (UIO)	1x Daily	1Q 2016
Boston (BOS) - Nashville (BNA)	2x Daily	2Q 2016
Nashville (BNA) - Fort Lauderdale (FLL)	1x Daily	2Q 2016

Capacity

Third quarter 2015 available seat miles (ASMs) are estimated to increase 8.5% to 10.5% year-over-year.  Full year 2015 ASMs are estimated to increase 7.0% to 9.0% year-over-year, consistent with prior guidance; at present we anticipate ending the year at the higher end of the range.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Third Quarter 2015			Full Year 2015
A320	A321	E190	A320	A321	E190
73%	13%	14%	74%	12%	14%

Average stage length is projected to be approximately 1,096 miles during the third quarter of 2015 versus 1,082 miles during the same prior year period and approximately 1,095 miles for the full year 2015 versus 1,088 miles for the full year 2014.

Operational Outlook

	Third Quarter	Full Year
	2015	2015
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	1.0% - 3.0%	0.0% - 1.5%

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Third Quarter	Full Year
	2015	2015
Fuel Expense
Estimated Consumption (gallons)	186 million	697 million
Estimated Fuel Price per Gallon, Net of Hedges ¹	$1.95 ²

¹Includes fuel taxes.
²JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of July 17, 2015, the forward Brent crude per barrel price was $58 and the crack spread averaged $13 per barrel for the Third quarter of 2015

Fuel Hedges

As of July 17, 2015 JetBlue’s advanced fuel derivative contracts are as follows:

	Gallons	Estimated Percentage of Consumption	Price

3Q15	25 million	14%	5% in USGC jet fuel swaps at an average of $2.74/gal 9% in heat collars with the average cap at $2.90/gal and the average put at $2.60/gal
4Q15	25 million	15%	5% in USGC jet fuel swaps at an average of $2.70/gal 10% in heat collars with the average cap at $2.92/gal and the average put at $2.62/gal

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($27) and ($32) million in the third quarter and between ($120) and ($130) million for the full year.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Tax Rate
JetBlue expects an effective annual tax rate of approximately 39%. However, the actual tax rate in the third quarter and full year 2015 could differ due to a number of factors.

Capital Expenditures
(In millions)

Third Quarter 2015			Full Year 2015
Aircraft	Non-aircraft	Total	Aircraft	Non-aircraft	Non-aircraft
$125	$45	$170	$670	$150 - $200	$820 - $870

Aircraft Delivery Schedule

As of June 30, 2015 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 19 Airbus A321 aircraft, and 60 EMBRAER 190 aircraft. 97 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

3Q15	—	—	—	2	—	—	—	—	—
4Q15	—	—	—	4	—	—	—	—	—
Total at Year End	130	65	30	25	8	—	60	30	30

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Third Quarter 2015
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $12 million	314.8	317.4	$—
$12 million - $16 million	314.8	326.9	$—
$16 million or greater	314.8	344.5	$1

	Full Year 2015
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $48 million	316.4	319.2	$—
$48 million - $64 million	316.4	328.3	$1
$64 million or greater	316.4	345.9	$5

* Net of taxes
These share count estimates assume 20% annual stock price appreciation and that all of the holders of the 5.5% convertible debentures due 2038 (Series B) will be converted to shares during the fourth quarter of 2015.  These share count estimates do not include any share repurchases that may occur throughout the remainder of 2015 under JetBlue’s share buyback program.  The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

This Investor Update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

4
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com